Exhibit (i)(3)

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas Miami vedderprice.com

October 31, 2025

Palmer Square Funds Trust Palmer Square Income Plus Fund Palmer Square Ultra-Short Duration Investment Grade Fund 1900 Shawnee Mission Parkway, Suite 315, Mission Woods, KS 66205

Re: Opinion of Counsel regarding Post-Effective Amendment No. 5 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-277718; 811-23946)

Ladies and Gentlemen:

We have acted as counsel to Palmer Square Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 5 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), registering the offer and sale of an indefinite number of shares of beneficial interest, with a $.01 par value (the “Shares”), of Palmer Square Income Plus Fund and Palmer Square Ultra-Short Duration Investment Grade Fund, both series of the Trust (each a “Fund” and collectively, the “Funds”), of which Shares have been designated and classified as Class I Shares and Class T Shares for Palmer Square Income Plus Fund, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Certificate of Trust of the Trust, the Amended and Restated Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), the Trust’s By-Laws (the “By-Laws”), certain actions of the Trustees of the Trust related to the authorization and issuance of the Shares (the “Resolutions”), and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Amended and Restated Agreement and Declaration of Trust or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Funds, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Funds.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, Vedder Price Pte. Ltd., which operates in Singapore, and Vedder Price (FL) LLP, which operates in Florida

Palmer Square Funds Trust

October 31, 2025

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Resolutions and Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.